EXHIBIT 99

          Printronix Declares First Quarterly Cash Dividend

    IRVINE, Calif.--(BUSINESS WIRE)--Jan. 19, 2005--Printronix, Inc., (NASDAQ:PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced that its Board of Directors, at its January 14, 2005 meeting, has declared its first quarterly cash dividend of $0.05 per share to be paid on February 16, 2005 to shareholders of record as of February 2, 2005. The cash effect of the dividend will be approximately $320 thousand based on approximately 6.5 million shares outstanding as of January 19, 2005.
    The Board of Directors also stated that it intends to continue to declare quarterly dividends at approximately the same rate for the foreseeable future, subject to Printronix's continued profitable financial performance and liquidity.
    There will be an earnings conference call at 1:30 p.m. PT (4:30 p.m. ET) on January 19, 2005. The call will be broadcast live over the Internet and will be hosted by Robert Kleist, President and CEO and George Harwood, Senior Vice President and CFO. To access the live audio webcast, go to the Printronix Web site at www.printronix.com and select the conference call link to register.

    Except for historical information, this press release contains "forward-looking statements" about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as "objectives," "believes," "expects," "plans," "intends," "should," "estimates," "anticipates," "forecasts," "projections," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company's markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain our production capability in our Singapore plant or obtain product from our Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for RFID products by Wal-Mart and/or the Department of Defense and others; the ability of the company to attract and to retain key personnel; the ability of the company's customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in our markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

    About Printronix, Inc.

    Since 1974, Printronix Inc. (NASDAQ:PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, Calif. For more information, please visit www.printronix.com.

    CONTACT: Printronix, Inc., Irvine
             Robert A. Kleist, 714-368-2863
             or
             George L. Harwood, 714-368-2384
             or
             WunderMarx, Inc.
             Cara Good (Media), 949-860-2434, ext. 312
             cara.good@wundermarx.com
             or
             EVC Group, Inc.
             Douglas M. Sherk (Investors), 415-896-6818 dsherk@evcgroup.com or
             Jennifer Beugelmans (Investors), 415-896-6817 jbeugelmans@evcgroup.com